EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

GLUCOSE HEALTH, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457	(o)		$	$(2)	0.0000927	$
	Equity	Common stock underlying Warrants	457	(g)		$	$(3)	0.0000927	$

Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$30,000,000	0.0000927		$2,781
	Total Fees Previously Paid						-	-		-
	Total Fee Offsets						-	-		-
	Net Fee Due									$2,781

(1)

Includes up to an additional 15% of the aggregate offering price to cover the underwriter’s option to purchase securities to cover over-allotments, if any. In addition, pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), we are also registering an indeterminate number of shares that may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(o) under the Securities Act.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(g) under the Securities Act.